

Pricing Supplement No. 20 dated October 25, 1996                      Registration No. 33-52571
(To Prospectus Supplement dated December 16, 1994                     Rule 424(b)(3)
    and Prospectus dated March 18, 1994)
This Pricing Supplement modifies and supercedes Pricing
Supplement No. 2 dated January 22, 1996

                           BANK OF BOSTON CORPORATION

                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                              --------------------


        Except as set forth herein, the Senior Notes offered hereby are "Floating Rate Notes" and have such terms as are described in the accompanying Prospectus Supplement dated December 16, 1994, relating to Floating Rate Notes.

DTC CUSIP #: 06420 MAA8

Principal Amount: $50,000,000

Issue Date (Settlement Date): January 25, 1996

Stated Maturity Date: January 24, 1997

Issue Price: 100% of Principal Amount

Agent: The First National Bank of Boston, as agent

Agent's Commission: $5,000

Proceeds to the
Corporation: $49,995,000

Interest Rate(s)
    (Fixed Rate Notes): N/A

Initial Interest Rate
    (Floating Rate Notes): 5.405%

Interest Payment Dates:       [ ] June 15 and December 15 of each year.

                              [x] Other:     July 24, 1996
                                             October 24, 1996
                                             January 24, 1997

Interest Payment Periods:     Each period commencing on, and including, an
                              Interest Payment Date (or the Issue Date, in the case of the Initial Interest Payment Period) and ending on, but excluding, the next following
                              Interest Payment Date.

Initial Interest Payment
Period: The Interest Payment Period commencing on, and including, the Issue Date and ending on, but excluding, the First Interest Reset Date.

First Adjusted Interest
Payment Period:               The Interest Payment Period commencing on, and
                              including, the First Interest Reset Date and ending on, but excluding, the Second Interest
                              Reset Date.

Second Adjusted Interest
Payment Period:               The Interest Payment Period commencing on, and
                              including, the Second Interest Reset Date and ending on, but excluding, the Stated Maturity
                              Date.

Record Dates:                 [X] Fifteenth calendar day (whether or not a
                              Business Day) next preceding each Interest Payment
                              Date.

Interest Rate Basis           [ ] CMT Rate
    (Floating Rate Notes):    [ ] Commercial Paper Rate
                              [ ] Eleventh District Cost of Funds Rate
                              [ ] Federal Funds Rate
                              [x] LIBOR Telerate
                              [ ] LIBOR Reuters
                              [ ] Prime Rate
                              [ ] Treasury Rate
                              [ ] Other:

Interest Calculation
    (Floating Rate Notes):    [x] Regular Floating Rate Note
                              [ ] Floating Rate/Fixed Rate Note
                                  Fixed Rate Commencement Date:
                                  Fixed Interest Rate:
                              [ ] Inverse Floating Rate Note
                                  Fixed Interest Rate:

Index Maturity
    (Floating Rate Notes):    Six Month (for the Initial Interest Payment
                              Period)
                              Three Month (for the First Adjusted Interest
                              Payment Period)
                              Three Month (for the Second Adjusted Interest
                              Payment Period)

Index Currency
(LIBOR Notes): U.S. Dollar

Designated LIBOR Page
    (LIBOR Notes): Page 3750

Designated CMT Telerate
Page (CMT Rate Notes): N/A

Designated CMT Maturity
Index (CMT Rate Notes): N/A

Reuters Screen NYMF Page
(Prime Rate Notes): N/A

Spread (Plus or Minus)
    (Floating Rate Notes): +.03%

Spread Multiplier
    (Floating Rate Notes): N/A

Interest Rate Formula
    (Floating Rate Notes): N/A

Interest Reset Dates
    (Floating Rate Notes): July 24, 1996 (the "First Interest Reset Date")
                           October 24, 1996 (the "Second Interest Reset Date")

Interest Determination Dates
    (Floating Rate Notes): January 23, 1996
                           July 22, 1996
                           October 22, 1996

Calculation Agent (if other
    than the Bank)
    (Floating Rate Notes): N/A

Minimum Interest Rate
    (Floating Rate Notes): N/A

Maximum Interest Rate
    (Floating Rate Notes): N/A

Redemption Date(s): N/A

Initial Redemption Percentage: N/A

Annual Redemption
    Percentage Reduction: N/A

Holder's Optional
    Repayment Date(s): N/A

Day Count Convention
    (Floating Rate Notes):    [ ] 30/360 for the period from _____________ to
                                  _________________.
                              [X] Actual/360 for the period from January 25,
                                  1996 to January 24, 1997.

Original Issue
    Discount Note:            [ ] Yes
                              [X] No

Total Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual
    Period: N/A

Default Rate: N/A

Other Provisions: Terms used but not defined in this Pricing Supplement shall have the meanings specified in the above-referenced Prospectus Supplement.